News

400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP ANNOUNCES SECOND QUARTER EARNINGS

New Brunswick, New Jersey, April 23, 2007– Magyar Bancorp (NASDAQ: MGYR), parent company of Magyar Bank, reported today net income of $159,000 for the three months ended March 31, 2007, compared to a net loss of ($673,000) for the three months ended March 31, 2006.  The Company’s net income for the six months ended March 31, 2007 was $431,000, compared to a net loss of ($507,000) for the six months ended March 31, 2006.  Included in the Company’s results of operations for the three and six months ended March 31, 2006 was a pre-tax charge of $1.5 million recorded as a result of the creation of a charitable foundation.

The Company reported basic and diluted earnings per share of $0.03 for the three months ended March 31, 2007, and $0.07 for the six months ended March 31, 2007.  Since the company completed its initial public offering on January 23, 2006, earnings per share are not applicable for the three months and six months ended March 31, 2006.

Total assets as of March 31, 2007 increased $33.9 million, or 7.8%, to $468.1 million from $434.2 millions at September 30, 2006. Total deposits as of March 31, 2007 increased $23.0 million, or 7.1%, to $348.6 million from $325.6 million at September 30, 2006.

Interest and dividend income for the three months ended March 31, 2007 increased $1.6 million, or 27.6%, to $7.2 million from $5.6 million for the three months ended March 31, 2006.

Non-performing loans increased to $12.9 million at March 31, 2007, from $7.4 million at September 30, 2006. The increase was due to $5.0 million in construction loans made by the Bank to Solomon Dwek, whose real estate holdings were forced into bankruptcy in February 2007. Total non-performing loans for both periods include $5.1 million in loans to bankrupt builder Kara Homes, LLC.

The reserve for loan losses increased $230,000 for the three months ended March 31, 2007 compared with an increase of $240,000 for the three months ended March 31, 2006. The provisions reflect higher balances of loans receivable as well as management’s analysis of the inherent risk within the loan portfolio. The Bank’s allowance for loan loss increased to $4.3 million, or 1.12% of loans, at March 31, 2007 from $3.9 million, or 1.11% of loans, at September 30, 2006.

On March 5, 2007, the Bank’s fifth location opened inside the Child Health Institute, 93 French Street, New Brunswick.  This is the Bank’s second location in New Brunswick, New Jersey.

“We’re pleased with this quarter’s performance”, stated Elizabeth E. Hance, President and Chief Executive Officer.  “Strong growth in our balance sheet, specifically our loans, has more than offset a 29 basis point decrease in our net interest margin from 3.65% for the quarter ended March 31, 2006 to 3.36% for the current quarter.”

About Magyar Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey for over 84 years with a complete line of financial products and services.  Today, Magyar operates five branch locations in New Brunswick (2), North Brunswick, South Brunswick and Branchburg. Visit Magyar online at www.magbank.com.

Forward Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank to Kara Homes and Solomon Dwek, the following:  risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)
Income Statement Data:
Interest and dividend income	$7,204	$5,646
Interest expense	3,760	2,292
Net interest and dividend income	3,444	3,354
Provision for loan losses	110	240
Net interest and dividend income after
provision for loan losses	3,334	3,114
Non-interest income	319	268
Non-interest expense	3,448	4,542
Income before income tax	205	(1,160)
Income tax expense	46	(487)
Net income	$159	$(673)

Per Share Data:
Basic earnings per share (1)	$0.03	N/A
Diluted earnings per share (1)	$0.03	N/A
Book value per share (1)	$8.26	N/A

Selected Ratios:
Return on average assets	0.14%	-0.69%
Return on average equity	1.31%	-8.00%
Net interest margin	3.36%	3.65%

(1) Per share data for the three months ended March 31, 2006 are not presented since the Company did not have publicly held shares outstanding each day during this period.

	At or For the Period Ended
	March 31, 2007	September 30, 2006
	(Unaudited)
Balance Sheet Data:
Assets	$468,139	$434,204
Loans receivable	382,703	351,861
Allowance for loan losses	4,289	3,892
Investment securities - available for sale, at fair value	23,213	18,169
Investment securities - held to maturity, at cost	20,073	23,895
Deposits	348,593	325,602
Borrowings	65,066	52,996
Shareholders' Equity	48,902	48,212

Asset Quality Data:
Non-performing loans	$12,919	$7,400
REO property	-	-
Allowance for loan losses to total loans receivable	1.12%	1.11%
Non-performing loans to total loans receivable	3.38%	2.10%
Allowance for loan losses to non-performing loans	33.20%	52.59%